Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-253443, 333-222759, 333-164977 and 333-200584), Form S-3D (No. 333-174473), and Form S-8 (No. 333-228810, 333-227481 and 333-151277) of American National Bankshares Inc. of our reports dated March 15, 2024 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of American National Bankshares Inc., appearing in this Annual Report on Form 10-K of American National Bankshares Inc. for the year ended December 31, 2023.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Richmond, Virginia

March 15, 2024